EXHIBIT 12.5


                             COMCAST MO GROUP, INC.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)


                                            Nine Months    Year      Period
                                               ended       ended      ended
                                             September   December   December
                                             30, 2002    31, 2001   31, 2000(a)
                                            --------------------------------

Income before income taxes                      $244       $712       $ --

Add fixed charges                                159        180         --

Total earnings before income
  taxes and fixed charges                       $403       $892         --

Fixed charges:

Interest expense                                $159       $180         --

Ratio of earnings to fixed
  charges                                       2.53        5.0           (b)


-------------
(a) Data is from date of acquisition of MediaOne Group by AT&T Corporation on June 15, 2000 through December 31, 2000.

(b) Comcast MO Group's loss for the period ended December 31, 2000 was inadequate to cover fixed charges in the amount of $0.4 billion.